UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):February 21, 2008
Advanced Environmental Recycling Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10367	71-0675758
(State or other jurisdiction of	(I.R.S. Employer Identification No.)	(Commission File Number)
incorporation or organization)

914 N Jefferson Street		72764
Springdale, Arkansas		(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code		(479) 756-7400
Not Applicable
(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On February 21, 2008, the Company entered into a Series 2008 bond arrangement described in more detail in Section 2.03.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.
     On February 21, 2008, the Company paid off and terminated the Series 2003 bonds and an approximately $1.0 million loan payable to Regions Bank, without prepayment penalty as described in more detail in Section 2.03.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
     On February 21, 2008, Advanced Environmental Recycling Technologies, Inc. completed a refunding of a prior 2003 industrial development bond obligation. On February 21, 2008, the City of Springdale, Arkansas Industrial Development Refunding Revenue Bonds (Advanced Environmental Recycling Technologies, Inc. Project), Series 2008 (the “Series 2008 Bonds”) were issued pursuant to an Indenture, dated as of February 1, 2008, by and between the City of Springdale, Arkansas, as “Issuer”, and Bank of Oklahoma, N.A., as “Trustee”. The proceeds received from the sale of the Series 2008 Bonds were loaned by the Issuer to AERT, pursuant to the terms of a Loan Agreement, dated as of February 1, 2008, between AERT and the Issuer. The Series 2008 Bonds are special obligations of the Issuer, payable solely from the revenues assigned and pledged by the Indenture to secure such payment. Those revenues will include the Loan Payments required to be made by AERT under the Loan Agreement.
      The Series 2008 Bonds were issued in an aggregate principal amount of $10.610 million, bear interest at a rate of 8% per annum and, subject to the sinking fund obligations described herein, mature on December 15, 2023.
     Proceeds of the Bonds were used, along with other funds of AERT, to refund, pay and discharge the $11.2 million aggregate principal amount of the Issuer’s Series 2003 Industrial Development Refunding Revenue Bonds. Pursuant to the Loan Agreement, AERT will be obligated to make payments on the dates and in the amounts necessary to pay the principal of, premium (if any) and interest on the Series 2008 Bonds when due. The proceeds received from the sale of the Series 2003 Bonds were applied to refund a prior Series 1999 City of Springdale, Arkansas Industrial Development Revenue Bonds, which Series 1999 Bonds were in turn used, along with other funds of AERT, to finance and refinance costs of acquiring, constructing and equipping certain solid waste disposal and related facilities, used in connection with AERT’s manufacturing facilities located in Springdale, Arkansas.
     At substantially the same time as the issuance of the Series 2003 Bonds, the Company delivered a promissory note (the “Taxable Note”) in the principal amount of $2,600,000 and bearing interest at the rate of 19.75%, payable to Allstate Insurance Company, the holder of the Series 2003 Bonds (and now the holder of the Series 2008 Bonds). Proceeds of the Taxable Note were applied to the repayment of certain related-party indebtedness of the Company and to the payment of certain capital improvements of the Company.
     As a condition to the purchase of the Series 2008 Bonds by Allstate, the Company was required to make an $800,000 prepayment of the Taxable Note on the date of issue of the Bonds. The remaining $1,800,000 principal balance of the Taxable Note is due and payable on May 1, 2008. A failure to pay the Taxable Note when due shall constitute an Event of Default under the Loan Agreement. In connection with the issuance of the Series 2008 Bonds, the Company also repaid an approximately $1.0 million loan to Regions Bank, without prepayment penalty.
     In May 2007, the Company also entered into a loan arrangement with Allstate Insurance Company, providing a $5,000,000 loan (the “Allstate Note”), payable on October 1, 2008, and bearing interest a the rate of 10% per annum. The Series 2008 Bonds are secured on a parity with the Taxable Note and the 2007 Allstate Note, and with the Adair County (Oklahoma) Industrial Authority Solid Waste Recovery Facilities Revenue Bonds Series 2007 (the “Adair County Bonds”), issued on December 19, 2007, in the principal amount of $13,515,000. The proceeds received from the sale of the Adair County Bonds were loaned by the Adair County Industrial Authority to AERT, pursuant to the terms of a Loan Agreement, dated as of December 1, 2007, between AERT and the Adair County Industrial Authority, and are being used to develop and complete new recycling facilities located in Watts, Oklahoma, approximately 35 miles east of Springdale, Arkansas.
Security
     Pursuant to separate mortgage or deed of trust instruments, AERT granted a mortgage interest for the benefit of the Trustee for the Series 2008 Bonds in the Company-owned facilities in Springdale, Arkansas, Junction, Texas, and Lowell, Arkansas, and a leasehold mortgage in the Watts Facilities, on a parity with mortgage or deed of trust obligations executed with respect to the Adair County Bonds and on a parity with mortgage or deed of trust obligations executed with respect to the Allstate Note.

     The Company has also granted a security interest to the Trustee for the Series 2008 Bonds in its rights to receive all the receipts, revenues, cash and income of the Company from whatever source derived, whether in the form of accounts receivable, contract rights, chattel paper, general intangibles, profits and income, or other rights, and the proceeds of such rights, whether now owned or held or hereafter coming into existence (“Pledged Revenues”), on a parity with the pledge of Pledged Revenues delivered with respect to the Adair County Bonds. In connection with the issuance of the Series 2008 Bonds, the Company executed a new deposit account control agreement, pursuant to which the Company will deposit Pledged Revenues in a lockbox arrangement with Liberty Bank of Arkansas for the benefit of the Trustee, as trustee for the Adair County Bonds, and as trustee for the Series 2008 Bonds. However, the Trustee’s interest in accounts receivable and inventory will be subordinate to the interests of Liberty Bank of Arkansas, as the Company’s line of credit lender, and will be subordinate to the interests of any replacement line of credit lender.
     The Series 2008 Bonds will also be secured by a lien on all patents, trademarks and similar properties of the Company, pursuant to a patent and trademark security agreement, on a parity with the Adair County Bonds and the Allstate Note. In addition, as additional security for the Series 2008 Bonds, the Company has executed a collateral assignment of the Wood-Plastic Composite Decking Supply Agreement between the Company and Weyerhaeuser Company, dated February 5, 2007 (the “Weyerhaeuser Agreement”) for the benefit of the Trustee. The assignment of the Weyerhaeuser Agreement also secures, on a parity basis with the Series 2008 Bonds, the obligations of the Company with respect to the Adair County Bonds.
Redemption
     The Series 2008 Bonds are callable for redemption in the circumstances and in the manner described below.
     Extraordinary Redemption. The Series 2008 Bonds are redeemable upon the direction of the Company in whole or in part at any time at a redemption price equal to the principal amount of each Series 2008 Bond redeemed, and accrued interest thereon to the redemption date, upon the occurrence of events of damage, destruction or condemnation of the Springdale, Arkansas facility.
     The bonds are also redeemable upon the direction of the Company in whole but not in part, at any time at a redemption price equal to 110% of the principal amount thereof, and accrued interest thereon to the redemption date, as a condition to the acquisition by any person of all or substantially all of the assets of the Company or in the event of the merger or consolidation of the Company.
     Redemption Upon a Determination of Taxability. Upon the occurrence of a determination of taxability, the Series 2008 Bonds are subject to mandatory redemption in whole at a redemption price equal to 105% of the outstanding principal amount thereof, plus unpaid interest accrued to redemption date, at the earliest practicable date selected by the trustee, after consultation with the Company, but in no event later than 45 days following receipt of the Trustee’s notification of the determination of taxability. The occurrence of a determination of taxability with respect to the Series 2008 Bonds will not constitute an event of default under the Indenture and the sole remedy of the holders will be mandatory redemption of the Series 2008 Bonds.
     Mandatory Sinking Fund Redemption. The Series 2008 Bonds are subject to mandatory sinking fund redemption at a redemption price equal to 100 percent of the principal amount thereof and accrued but unpaid interest to the redemption date. As and for a sinking fund for the redemption of such Series 2007 Bonds, there shall be deposited pursuant to the Loan Agreement in the Bond Principal Fund and Bond Interest Fund a sum which is sufficient to redeem (after credit as provided below) the following principal amounts of such Series 2008 Bonds and accrued but unpaid interest to the redemption date:

December 15	Principal	December 15	Principal
of the Year	Amount	of the Year	Amount

2009	$390,000	2016	$670,000
2010	420,000	2017	725,000
2011	455,000	2018	780,000
2012	490,000	2019	845,000
2013	530,000	2020	910,000
2014	575,000	2021	985,000
2015	620,000	2022	1,065,000
		2023	1,150,000

Financial Covenants
     Under the Loan Agreement executed by AERT with respect to the Series 2003 Bonds, AERT agreed to maintain certain financial ratios. AERT was not in compliance with the accounts payable and current ratio covenants included with respect to the Series 2003 Bonds as of December 31, 2006, and as of September 30, 2007. The Trustee for the Series 2003 Springdale Bonds, acting on the direction of the holders of 100% of the Series 2003 Springdale Bonds, waived the failure to meet the current ratio covenant as of December 31, 2006 through, and including, December 31, 2007. The parties also agreed to modify the financial covenants for purposes of both the Adair County Bonds and the Series 2008 bonds. The following is a brief description of the financial covenants undertaken by the Company pursuant to the Loan Agreement for the Series 2008 Bonds and Adair County Bonds.
     Debt Service Coverage Ratio. The Company will calculate quarterly a Debt Service Coverage Ratio for the four quarters prior to the date of any such calculation, and shall provide a copy of such calculation for such period to the Trustee. If the Debt Service Coverage Ratio computation indicates that the Long-Term Debt Service Coverage Ratio of the Company is less than 1.5 to 1.00 for the fiscal year ended December 31, 2008, and 2.00 to 1.00 for each year thereafter, the Company covenants to retain a consultant at the expense of the Company, within 30 days, to make recommendations to increase such Long-Term Debt Service Coverage Ratio in the fiscal year following delivery of such recommendations to such level or, if in the opinion of the Consultant the attainment of such level is impracticable, to the highest level attainable in such fiscal year. The Company agrees that it will, to the extent permitted by law, follow the recommendations of the consultant. The Company will not be obligated to retain such a consultant more often than once during any twenty-four month period.
     Current Ratio. The Company covenants and agrees that it will maintain a Current Ratio, calculated as of the last day of each calendar quarter, of not less than 1.00 to 1.00.
     Debt to Equity Ratio. The Company covenants and agrees that it will maintain a Debt to Equity Ratio, calculated as of the last day of each Fiscal Year, of not more than 3.00 to 1.00.
     Accounts Payable. The Company covenants and agrees that not more than 20% of its accounts payable (for the deferred purchase price of property or services) from time to time incurred in the ordinary course of operations and activities will be in excess of 75 days past the invoice or billing date, or, if greater than 75 days, are being contested in good faith by the Company.
     Accounts Receivable. The Company covenants and agrees that not more than 20% of its accounts receivable (for the deferred purchase price of property or services) from time to time will be in excess of 90 day past the invoice or billing date, excluding from such calculation (i) amounts being contested in good faith, and (ii) amounts which the Company has determined, in good faith, are not likely to be collected and are to be treated as losses in accordance with generally accepted accounting principles.
     Additional Indebtedness. In addition to the Indebtedness secured by accounts receivable and inventory, as described above, the Company may incur Additional Indebtedness at any time if the Income Available for Debt Service for the two immediately preceding fiscal years of the Company based on audited financial statements is not less than 250% of the Long-Term Debt Service Requirements in such period, taking into account the Loan and other Indebtedness then outstanding. The Company may not incur or assume any Parity Indebtedness or Subordinate Indebtedness unless the Company has received consent of the holders of 100% of the principal amount of the Series 2008 Bonds outstanding. Notwithstanding the foregoing, subject to certain exception for indebtedness and nonrecourse indebtedness may be incurred by the Company at any time, without limit.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
     ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By	/s/ Bob Thayer

BOB THAYER
Chief Financial Officer (Principal Financial Officer)
Date: February 27, 2008

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